[CIK]      0000914670
[NAME]     CORRECTIONAL SERVICES CORPORATION


               OPERATION AND MANAGEMENT AGREEMENT
                             for the
                       GRENADA COUNTY JAIL


This OPERATION AND MANAGEMENT AGREEMENT for the GRENADA
COUNTY JAIL CENTER (the "Agreement") is made as of the 1st day of September, 1997, by and between CORRECTIONAL SERVICES CORPORATION
(the "Contractor") and the GRENADA COUNTY BOARD OF SUPERVISORS
(the "Board"), a political subdivision of the State of Mississippi, County of Grenada.

                           WITNESSETH

WHEREAS, the Board of the Contractor desire to enter into a Contract under which the Contractor shall provide the management and supervision of a jail in Grenada, Mississippi. The main 160 bed Jail is located at 60 Green St. and the Annex 20 bed facility is located at 831 South Commerce Street and the Annex 20 bed facility is located at 831 South Commerce, Grenada, Mississippi, which Facilities are known as the GRENADA COUNTY JAIL ("the Facilities").

WHEREAS, the Board of the Contractor shall provide, or cause to be provided, the operation of the Facilities in accordance with the laws of the State of Mississippi and the rules and procedures promulgated by the American Correctional Association
(ACA) standards.

NOW, THEREFORE, in consideration of the mutual rights, duties, benefits and obligations herein exchanged, the parties hereto do covenant, agree and bind themselves as follows:

                         ARTICLE ONE
                           PURPOSES

	    1.01 The Contractor shall manage, supervise and operate the Facilities for the Board and receive, supervise and care for each inmate that is assigned to and detained in the Facilities (the "Inmate") pursuant to laws of the State of Mississippi, both convicted and awaiting trial. Contractor, acting directly or through its officers, employees and designees, in its discretion, may assign Inmates to the Facilities that are referred for placement by court order and that originate from: (a) within the City of Grenada (the "City"); (b) a jurisdiction that enters into an interlocal contract with the Board and Contractor to reserve space for the on-going placement of persons in the Facilities;
(c) a jurisdiction that contracts with the Contractor on a limited basis to house one or more individuals in the Facilities;
or (d) a state or federal agency which enters into an interagency or intergovernmental services agreement with the Contractor.

     1.02 The Contractor shall manage and supervise the Facilities to remain in compliance with all applicable local, state and federal health, fire and safety codes and shall document such compliance at the beginning of each fiscal year. Such documentation shall consist of certificates from the local health department, Fire Marshall and building inspector and copies thereof shall be forwarded to the Sheriff, as required or requested. The Facilities shall be managed, operated, maintained and utilized in conformance and compliance with applicable law, and the standards and regulations of the Commission.

     1.03 Notwithstanding anything herein to the contrary, the physical plant, programs, staffing, services and operation and management of the Facilities shall be in accordance with the Mississippi Code of 1972, Annotated, as amended.

                         ARTICLE TWO
                             TERM

      2.01 This Agreement is effective on the date set forth in the initial paragraph of this Agreement. The original term of this Agreement shall be for a period of five (5) years with an option to renew for additional period of two (2) years.

      2.02	The Board and the Contractor may negotiate a new
agreement at the end of the original term. In such event, the selection of the Contractor shall be at the sole discretion of the Board and the Contractor shall provide operation, management and supervision of the Facilities pursuant to the terms and conditions of such negotiated successor operation and management agreement.

      2.03 Except as provided in 2.01, the Board may unilaterally terminate this Agreement only for reason of the Contractor's failure to operate or cause the operation of the Facilities in compliance with the terms of this Agreement, State law, the applicable rules and procedures of the Commission, or default under this Agreement. However, prior to any such termination, the Board shall give written notice by certified mail, return receipt requested to the Contractor setting forth in detail all matters of alleged non-compliance and giving Contractor thirty
(30) days within which to correct the matters of non-compliance set forth in the notice; save and except, where a material (and not a single incident) failure of the Contractor poses an immediate threat to the health, safety or welfare of the residents of the Facilities or the condition or security of the Facilities, only seventy-two (72) hours notice and opportunity to cure shall be required, subject to immediate action if the delay of seventy-two (72) hours creates a further danger to the safety, health or welfare of the Inmates.

	     2.04	Contractor may terminate this Agreement only for the
material breach of this Agreement by the Board, but only after ninety (90) days prior written notice of the breach and opportunity for the Board to cure the breach. The material breach cannot be due to the contractor's failure to secure agreements for the housing of non county inmates in the jail facility.

                       ARTICLE THREE
              FACILITIES REVENUES, COSTS & PAYMENTS

      3.01 The duties and obligations of the Board to the Contractor, pursuant to or arising from this Agreement, shall be and are subject to the revenues received by the Board of revenues from jurisdictions placing residents in the Facilities; and the financial duties and obligations of the Board pursuant to this Agreement shall be and are hereby limited only to the revenues actually received by the Board for and with respect to the Facilities.

      3.02 Contractor shall be paid for county inmates within thirty (30) days of submissions of an invoice to the Board. Contractor will submit the invoice to the county by the 25th of each month and payment by the Board will be made not later than the 10th day of the following month.

      3.03 The Contractor shall participate in an annual program evaluation and annual fiscal audit of the Facilities, including the maintenance and availability of accurate and up-to-date program, client and financial records for inspection.

      3.04	During the term of this Agreement:

          (c) Correctional Services Corporation will house the City of Grenada's prisoners for $30.00 per day plus medical expenses, and keep at least 30 beds available to the City of Grenada for misdemeanor prisoners and city felony suspects prior to preliminary hearing for the first year of operation and thereafter in accordance with the city/county agreement.

          (d) Correctional Services Corporation will bill the county for $10.00 for a pro-rated day for county inmates. A pro-rated day is defined as a stay of less than six (6) hours in a twenty-four (24) hour period.

          (e) Correctional Services Corporation will house county prisoners for $25.00 per complete day, per prisoner, with use of the Annex Facility and without a county guaranteed bed usage per month.

          (f) Correctional Services Corporation will house county prisoners for $27.50 per complete day, per prisoner, with a county guaranteed 600 beds/day per annum, average [50 per month] and without use of the Annex
Facility.

          (g) Correctional Services Corporation will house county prisoners for $27.50 per complete day, per prisoner, with a county guaranteed bed usage per month and without use of the Annex Facility.

          (h) Correctional Services Corporation will house county prisoners in excess of 50 for $35.00 per complete day, per prisoner, with or without use of the Annex
Facility.

          (i) If the Board enters into an agreement with a jurisdiction for a per diem rate for that jurisdiction's Inmates that exceeds the rates set forth above, then the Board shall pay the Contractor that increased per diem for the Inmates from that jurisdiction from Net Facilities Revenues.

       3.05	The Board reserves the right to withhold or require the
return of funds upon substantial non-compliance with applicable regulations, standards, policies or this Agreement if the Contractor fails to remedy or cure the non-compliance within thirty (30) days of written notice from the Board thereof, unless the non-compliance poses an immediate threat to security or safety of Inmates, in which case only seventy-two (72) hours notice and opportunity to cure shall be required, subject to immediate action if the delay of seventy-two (72) hours creates a further danger to the safety, health or welfare of the Inmates.

       3.06	Save and except for charges for additional services to
be provided by the Contractor to any Inmate pursuant to a separate written agreement between the Contractor and the jurisdiction placing Inmates in the Facilities, all revenues received by any party for housing of prisoners or directly relating thereto including the Contractor, with respect to the Facilities shall be the property of the Contractor.

       3.07	The Contractor's revenue due from the Board shall be
placed in a special segregated fund and paid to Contractor as provided in 3.02

       3.08	Save and except for charges for additional services to
be provided by the Contractor to any Inmate pursuant to a separate written agreement between the Contractor and the jurisdiction placing Inmates in the Facilities to which the Board has provided written consent, all revenues received by any party, including the Contractor, with respect to the Facilities shall be the property of the Board as agent for the City.

       3.09	Separate written agreements between the contractor and
other jurisdictions, as described in section 1.01, should be executed by contractor with the jurisdiction. Revenue for these agreements shall be billed and collected by the contractor and be the property of the contractor. Board will to the extent required by law, enter into interlocal agreements, if required, in order to allow Contractor to hold inmates for 3rd parties, so long as there is no cost to Board.

       3.10	Contractor and Board shall pro-rate the cost of
utilities for space utilized by the Grenada County Sheriff
Office.

       3.11	Board shall not be required to maintain a minimum
number of inmates.

       3.12	Commencing with the first anniversary date of the
Agreement, Contractor shall be granted an increase in the per diem rate to affect the effect, if any, of inflation as reflected by the Southeastern C.P.I.

                           ARTICLE FOUR
                      DUTIES OF CONTRACTOR

 	     4.01	The Contractor shall manage and operate and provide, or
cause the operation and provision under Contractor's supervision and primary responsibility:

            (a) the documentation of all agreements or contracts of the Contractor with other jurisdictions, as referenced in Sec. 1.01, to (i) assure the documentation reasonably necessary for each such contract is complete and (ii) that any such contract or agreement is not inconsistent with the terms of this Agreement, prior to the housing of any person at the Facilities pursuant to a contract between the Contractor and another jurisdiction. In this regard, the Contractor shall also cooperate with the Sheriff and Board's legal counsel;

            (b) all services, supplies, amenities, benefits and equipment necessary to (i) comply with the terms of this Agreement and all contracts with other jurisdictions for the housing of Inmates, (ii) meet or exceed State and Federal law requirements, the rules and procedures promulgated by the Commission and the applicable standards of the ACA, and (iii) comply with applicable court orders and the Operational Plan;

            (c) intake facilities and Inmate account which may encompass bookkeeping, record keeping and billing, collections of delinquent accounts, system of controls, identification systems and records, communication interface with law enforcement agencies, and such statistical records as may be required by law;

            (d) attendants to control ingress and egress, maintain the requisite level of internal security and to monitor the activities of the Inmates within the Facilities;

            (e) food and beverage services shall be provided in accordance with all applicable standards, sanitation and health codes and individualized and special needs.
All menus shall be planned and reviewed in advance by a registered dietitian or physician. Meals shall meet the dietary requirements of the United States
Department of Agriculture breakfast, lunch and dinner dietary allowances unless some other standard is specified by the Justice Department or ACA standards.
Menu or food service plans shall be prepared, and a schedule shall be followed whenever possible. Menu plans are kept for one year. The menus shall contain a variety of foods and recognize special occasions and holidays. The quality of the food and beverage services provided will be periodically reviewed by the Board or its designee, and the Contractor will immediately (within 72 hours) correct any failure to meet the foregoing standards noted by the Board or its designee. Special diets shall be provided:

          	(i)	to a Inmate upon the recommendation of a
physician or dentist;

          	(ii)	to a Inmate whose religious beliefs require it.

           Staff members shall supervise the Inmates during meals. Staff monitoring Inmates while they are eating need not eat, but if they do, the Staff must eat the same food served to the Inmates unless the staff member is on a special diet ordered by his physician or dentist or a special diet is required by his or her religious beliefs.
Two hot meals and one other meal which need not be hot shall be provided at regular meal times during each 24 hour period. No more than 14 hours may elapse between the evening meal and breakfast, unless a snack is provided. Notwithstanding anything herein to the contrary, all food and beverage service shall be provided by the Contractor in accordance with the applicable standards of the Commission;

          (f) clothing shall be provided to Inmates at least in accordance with ACA Standards and Sheriff's recommendations. The use of uniforms is discouraged but not absolutely prohibited. The Contractor shall assure that a schedule is followed that provides for a daily bath or shower for each Inmate, and shall promote, encourage and provide instruction on proper hygiene, and provide all necessary hygienic supplies;

          (g) laundry service for all Inmates in accordance with ACA and Commission Standards, clean linens to each Inmate at least once weekly and clean bath and hand towels twice per week, all without any deposit or fee being charged;

          (h) procurement and purchasing;

          (i) recreational, vocational and counseling services;
bookkeeping and financial accounting;

          (j) basic medical care (see Article Five of this Agreement);

          (k) training of personnel employed at the Facilities, including such security, professional, law enforcement and cultural sensitivity training and education as may be required from time to time by Mississippi State Law, applicable ACA standards, the Board, the terms of this Agreement, third party contracts or agreements executed by the Board, and the terms of all insurance policies applying to the Facilities;

          (l) all repair, upkeep, maintenance and cleaning without any additional fee or profit to the Contractor;

          (m) a risk management program, including periodic risk management reviews and assessments;

          (n) all personnel services, miscellaneous supplies and benefits necessary to operation of the Facilities, or the care and control of Inmates, including toiletries and hygiene supplies;

          (o) payment of all utility charges and fees, and, the payment of all valid taxes and assessments [if any] against the Facilities, and any lien charged upon the Facilities or any part thereof as a result of actions or inactions of the Contractor;

          (p) engineering and maintenance;

          (q) proper bedding, including mattresses, for each Inmate, clothing storage space which accommodates both hanging and folded clothing; and

          (r) the provision of all such other services or tangible things that are necessary to care for the Inmates housed at the Facilities, including all services and tangible things required by Commission standards or directives.

          (s) Compliance with House Bill # 1813 as enacted by
Mississippi Legislature, 1997 session.

  	    4.02	Contractor shall prepare and furnish such reports and
audits as may be required by this Agreement to be submitted to the Board or any other firm, person or entity with respect to the operation of the Facilities or the Inmates therein and, in addition, such other reports as may be required by State or federal law, the State of Mississippi or any agency thereof, the United States or any agency thereof, or any state or political subdivision thereof contracting with the Board to place Inmates in the Facilities. Contractor shall prepare all reports required by the Board for the Facilities.

       4.03	Contractor shall obtain, and thereafter maintain, all
the proper and required local, state and federal permits, licenses and certification(s) (the "Certifications") necessary for the Facilities to serve as a secure detention facility. The Contractor shall maintain such Certifications as required. If, after such Certifications have been obtained, the Contractor is required by State law, other applicable law, Court Order, the rules and procedures promulgated by the Commission or the applicable ACA standards, to perform additional work or services, or to modify the Facilities, the Board and the Contractor shall consult and, if appropriate, subject to appropriations and/or revenues therefor, agree upon a temporary increase in the schedule of payments sufficient over a reasonable period of time to reimburse the Contractor for the cost of such operational modifications.

 	    4.04	The interviewing, hiring, training, assignment,
certification, control, management, compensation, promotion and termination of all members of the Facilities' administration and staff shall be the responsibility and obligation of Contractor.
The Contractor shall furnish reports on such matters to the Sheriff when so requested by the Sheriff. The Contractor will use its, best efforts to hire and train local personnel, all current jail employees will be offered employment by the contractor, subject to a six month probation period. Staffing shall conform with all applicable State Laws, Justice Department requirements and ACA standards.

	    4.05	The Contractor shall use its best efforts to purchase
goods and services within the County where of equal quality and competitively priced.

	    4.06	No later than ninety (90) calendar days after the end
of each calendar year in which the Contractor obtains an audit of Contractor or the Facilities, during the term of this Agreement, the Contractor shall deliver to the Board a copy of any such audit of the Contractor and/or the Facilities. The Contractor shall provide an audit during the third year of this Agreement and such audit shall be prepared by an independent auditor in compliance with GAAP and shall cover all aspects of Facilities revenues, expenditures and operations. Audits may further be undertaken by the Board at its expense.

	    4.07	The Contractor is associated with the Board for the
purposes of, and to the extent set forth in this Agreement, the performance of operation and management services for the Facilities, and Contractor is and shall be an independent contractor and, subject to the terms of this Agreement, shall have the sole right to supervise, manage, operate, control, and direct the performance of the details incident to its duties under this Agreement. Nothing contained in this Agreement shall be deemed or construed to create a partnership or joint venture, to create the relationships of an employer-employee or principal-agent, or to otherwise create any liability for the Board whatsoever with respect to the indebtedness, liabilities, and obligations of the Contractor. The Contractor shall be solely responsible for (and the Board shall have no obligation with respect to) payment of all federal income, F.I.C.A., and other taxes owed or claimed to be owed by the Contractor, arising out of this Agreement, and the Contractor shall indemnify and hold the Board harmless from and against, and shall defend the Board against, any and all losses, damages, claims, costs, penalties, liabilities, and expenses whatsoever arising or incurred because of, incident to, or otherwise with respect to any such taxes.

       4.08	In the event the Board contracts with another
jurisdiction for the housing of that jurisdiction's clients in the Facilities, the Contractor shall provide billing services and is authorized and directed to bill the Board for the fees provided in Article Three, and each jurisdiction each calendar month, one calendar month in arrears, for the aggregate amount due pursuant to the agreement between the Board and such jurisdiction, and/or between the Board and Contractor pursuant to this Agreement. A copy of each billing to a contracting jurisdiction shall be forwarded simultaneously to the Board. The billings to other jurisdictions contracting with the Board shall be in the name of the Board and shall be payable to the Board through the Grenada City Auditor.

       4.09	Contractor shall maintain the foundation, all outside
utilities and structural soundness of the building (excluding windows and doors) in good repair, except for reasonable wear and tear. Contractor shall be responsible for routine maintenance and preventative maintenance of the Facilities' roof, but shall not be responsible for installation or product defects arising from the original construction of the roof, or the replacement of the roof where necessary and not otherwise covered by insurance covering the Facilities required to be purchased by the Contractor hereunder.

  	    4.10	The Contractor shall provide the services hereinafter
set forth in this section at its own expense and risk.
Contractor shall maintain all interior walls and ceilings of the building and also all interior windows, window glass, doors, electrical fixtures, and plumbing fixtures in good repair and condition; painting all interior walls as required, furnishing and regularly replacing furnace filters consistent with heating/air conditioning systems manufacturer specifications.
The Contractor's duties shall include all usual janitorial and maintenance service, including sweeping and waxing of floors, vacuuming, trash collection and disposal. The cleaning of windows, dusting and the replacement of light bulbs or fluorescent tubes in the light fixtures will be the responsibility of the Contractor. Contractor shall maintain all grounds, including but not limited to, mowing, trimming, water of plants and lawn as to maintain a good cosmetic look to the grounds. In the event Contractor fails to comply with any of the requirements of Article Four, the Board shall have the right, but not the obligation, to cause repairs or corrections to be made and any reasonable cost therefor shall be payable as provided in Article Four. Contractor shall repair any damage caused by its negligence or default hereunder, or the negligence of its invitees, employees or customers, and deliver the leased premises in good repair and condition, reasonable wear and tear excepted.
The Contractor will periodically have the Facilities fumigated and/or sprayed for insects and rodents as needed.

  	   4.11 The Contractor shall pay all lawfully levied taxes or assessments against the Facilities, the real property on which it is located, or the personal property used in conjunction therewith. If the Contractor fails to pay such taxes or assessments, the Board may, but is not required to, pay the taxes or assessments and recover the same from the Contractor, including all attorney's fees and costs incurred in the collection of the same.

  	   4.12 The Contractor shall provide all services and accommodations required by applicable law, standards or regulations for the operation of the Facilities whether or not specifically set forth herein.

  	   4.13 The County shall be responsible for all transportation of inmates for Grenada County.

                         ARTICLE FIVE
                         MEDICAL CARE

      5.01 Basic medical care for the first 72 hours will be made available by Contractor at Contractor's sole cost, and without charge or reimbursement pursuant to Article Three of this Agreement, to all Grenada County Inmates housed at the Facilities. For the purposes of this Agreement "basic medical care" shall be limited to any condition which can be "self-treated" by the Inmates or which may be treated by a lay technician acting under guidelines provided by a medical doctor including first aid for emergencies. This shall include the dispensing of "over-the-counter" medications which have been approved for inventory by the Facilities' medical consultant.

  	   5.02 Consistent with its duties to provide basic medical care, the Contractor shall establish a program which includes:

          (a) the training of all supervisor staff in emergency first aid procedures and cardiopulmonary resuscitation (CPR);

          (b) adopting written medical backup plans which are communicated to all employees and Inmates;

          (c) maintaining sufficient first aid supplies and equipment to adequately support the overall basic medical care requirements of the Inmate population;

          (d) maintaining, replacing and replenishing medical first aid supplies and equipment in accordance with prescribed standards recognized or approved by a licensed health authority or organization that has the expertise to evaluate, assess and determine the potential need for or condition of the required first aid supplies and equipment;

          (e) written policies that set forth required procedural guidelines to be followed in the administration and management of all Inmate medication, including:

              (i) policy guidelines governing the standards for storage, security, monitoring, dispensing and maintaining administrative control and accountability of medication;

     	       (ii) administrative control and accountability procedures requiring a written record of the name of the Inmate, date, time, name of medication and signature of the authorized and trained employee of the Contractor dispensing the medication;

      	      (iii) restrictions providing that medication shall only be administered and recorded by an employee authorized or trained to dispense medication and to record the dispensation of medication;

      	      (iv) requirements that all medication must be secured in a suitable locked container with control records audited by the Contractor on a monthly basis;

      	       (v) requirements that in the event a Inmate is released from the Facilities without his/her medication, the medication shall be disposed of in accordance with Board standards, which disposition shall be witnessed and then documented on the client's medical log sheet;

        (f) all written policies and training required under Mississippi law or any amendments or re-codifications thereof,

        (g) written policies and procedures for the prompt notification of the Inmate's next of kin in the case of serious illness, surgery, injury or death;

        (h) requirements that a death in the Facilities shall be immediately reported to the proper local authorities;
and

        (i) all services and procedures required to provide medical care to Inmates in accordance with applicable law.

      5.03 The costs of hospitalization, prescription drugs, surgical and dental care (and related non-local transportation costs), ambulance/EMS transport (local or non-local), physical examinations, and urinalysis, for Inmates shall be the obligation of the jurisdiction from which the Inmate was assigned to the Facilities. Such costs incurred by Contractor shall be invoiced by Contractor directly to the obligated jurisdiction.

   	  5.04 State certification and licensing requirements shall apply to all health care personnel responsible for delivering medical services to clients.

      5.05 Except as directed by the Board or required by lawful authority, the Contractor shall not knowingly accept or admit into the Facilities any Inmate who represents a significant health, medical or safety risk to the employees or the Inmates of the Facilities.

      5.06 The Contractor shall develop workplace guidelines which address HIV policies, confidentiality and employee/client education programs in compliance with State law. The guidelines shall, at minimum, substantially incorporate the model workplace guidelines developed by the Mississippi Department of Health or those, if any, of the Board and the Commission. The Contractor shall maintain written policies and guidelines which include:

     	  (a)	confidentiality guidelines regarding AIDS and HIV
medical information for employees and Inmates, with policies consistent with guidelines published by the Department of Health and with state and federal laws and regulations; and

     	  (b)	educational programs regarding HIV/AIDS based on
the model education program created by the Mississippi Department of Health, tailored to meet the needs of all employees and Inmates, including the use of Braille, or telecommunications devices for the deaf, and the needs of persons with physical or mental disabilities.

   	  5.07 The Contractor shall provide the Board and/or the Commission with copies of the above-stated policies and programs.

                       ARTICLE SIX
                 COMPLIANCE WITH STANDARDS

      6.01 The Contractor shall prepare and adopt a Procedures Manual for the operation of the Facilities so as to assure that the Facilities is operated fully in accordance with State and other applicable law and regulations, rules and procedures promulgated by the Commission and applicable standards promulgated by the ACA, in the Standards For Adult Local Detention Facilities, 3rd Edition. The Contractor shall, from time to time, make such modifications and corrections in the said Procedures Manual as are necessary to keep the Facilities in compliance with such laws, rules, regulations and standards. The Contractor shall prepare all such manuals, guidelines and policies required by Commission regulations, including those required by the Mississippi Administrative Code and all amendments and re-codifications thereof.

      6.02 The Contractor shall require that all employees at the Facilities are adequately trained and certified, as appropriate, to perform at standards required by State and other applicable law, the rules and procedures promulgated by the Commission and the applicable standards promulgated by the ACA.

      6.03 Contractor shall develop and submit to the Board for its approval, a detailed plan illustrating how Contractor intends to facilitate evaluation and monitoring of operations to ensure compliance with this Agreement. The monitoring plan, as amended from time to time, shall be adhered to throughout the term of this Agreement and shall include requirements for:

           (c) reporting procedures;

           (d) frequency of reporting;

           (e) subject-matter to be reported; and

           (f) an administrative/management audit system providing periodic assessment of Facilities operations designed to reveal the degree of compliance with all the policies and procedures.

  	   6.04 The internal administrative/management audit conducted by the Contractor shall exist apart from any external or continuing audit conducted by the Board or any other agency.

                        ARTICLE SEVEN
                    DUTIES OF THE BOARD

  	   7.01 Provided that the rated and design capacity of the Facilities shall not be exceeded, the Board covenants and agrees to transfer to the Facilities all Inmates that are referred by the Courts and that: (a) reside within the City and that the Board does not elect to place in a Facilities then-operated by the Board and constructed prior to the date hereof, (b) are referred for placement in the Facilities by a district, department, board or City that has, by inter-local agreement, contracted with the Board to participate and reserve space in the Facilities; (c) the Board contracts with another jurisdiction to place and house in the Facilities, or in any Facilities similar or equal to the Facilities that is controlled by or is owned by the Board; or (d) comes under the control and/or jurisdiction of the Board by virtue of a contract with another jurisdiction.

      7.02 This Agreement shall not apply to, and the Board shall be solely responsible for, the housing, care and control of any Inmates housed by the Board at another center or Facilities not operated by the Contractor.

      7.03 The Sheriff of Grenada County shall cooperate with Contractor in all matters of law enforcement, security and communications and shall employ its reasonable influence and persuasion to obtain such cooperation from the law enforcement agencies within the City.

      7.04 The Sheriff may reasonably cooperate and assist the Contractor in the future with on-going training, at Contractor's expense, of Contractor employees, agents or sub-contractors.
Such training, if any, shall generally be accomplished by permitting a reasonable participation by Contractor employees in local training programs, in-house training or by presentations at the Facilities. Any such training assistance by the Sheriff shall be performed solely as a convenience to Contractor, and the Sheriff shall not be liable for any duty of care or performance with respect to such training assistance. Contractor shall remain solely responsible for the training of its employees, agents and sub-contractors.

 	    7.05 The Sheriff shall assist and cooperate with the Contractor in obtaining and providing information needed by Contractor in the screening of candidates for employment.

      7.06 It is agreed that the first priority for bed space in the Facilities is to assure space is available for such persons that are referred for placement from the County. However, the Board and Contractor agree it shall be to their mutual benefit and interest that the Facilities be utilized by a Inmate population within the design limits of bed capacity. To this end, and throughout the Term of this Agreement, the Board and Contractor agree to cooperate and work to manage and limit long-term vacancies by contracting with other jurisdictions for the housing of residents from such other jurisdictions.

 	    7.07 Notwithstanding the foregoing, the responsibility of marketing the Facilities to other jurisdictions and agencies lies with the Contractor.

 	    7.08 In accordance with S19-3-40, MS Code of 1972 annotated, the Board of Supervisors of Grenada County shall have the power to adopt any orders, resolutions or ordinances with respect to county affairs, property and finances for which no specific provisions has been made by general law and which are not inconsistent with the Mississippi Constitution, the Mississippi code of 1972, or any other statute or laws of the State of Mississippi to implement this operation and management agreement with Correctional Services Corporation (the Contractor).

                       ARTICLE EIGHT
                  LIABILITY AND INDEMNITY

       8.01 Contractor agrees to and hereby does defend, hold harmless and indemnify the Board, Grenada County, and their officers, directors, employees, agents, and representatives from and against any and all claims, damages, demands, losses, costs, assessments and expenses incurred or suffered by the Board, Grenada County, or its officers, directors, employees, agents or representatives that arise out of or result from any cause or claim or any negligent or wrongful act, or failure to act pursuant to the provisions of this Agreement by the Contractor or its officers, employees, agents or representatives, or its subcontractors or assigns. To the extent, if any, allowed by Mississippi law, the Board similarly indemnities and holds harmless the Contractor from claims and damages arising from the negligent or wrongful acts of the Board's employees.

      8.02 The Contractor agrees to and does hereby assume responsibility for the care, maintenance and repair of the real and personal property that is: (a) owned by the Contractor or the Board; (b) is located at the Facilities and (c) is used by the Contractor in the operation or maintenance of the Facilities.

      8.03 Notwithstanding the foregoing or any other term, provision or condition of this Agreement, as to third parties and third party claims, nothing in this Agreement is intended to nor shall be interpreted to: (a) give, grant or bestow any legal right, defense or benefit upon any third party; or (b) deprive the Board, Grenada County, or the Contractor of the benefits of any legal defense, including sovereign and official immunity, or the benefits of any law limiting damages.

                           ARTICLE NINE
                             INSURANCE

 	    9.01 Contractor shall obtain and maintain in force during the term of this Agreement beginning not later than the Commencement Date, at its sole cost, risk and expense and without charge to the Board, a policy or policies of liability insurance by an insurer(s) acceptable to Board and in any aggregate amount of no less than Five Million Dollars ($5,000,000) in coverage for any single claim, specifically including insurance for civil rights claims thereunder. The liability insurance shall be issued by an insurance company with a rating of at least an A-according to A.M. Best Standards. Save and except as hereafter modified by the parties in writing, such insurance shall be in addition to the coverage maintained or required to be maintained by the Board and shall insure against all claims whatsoever against Contractor, the Board, Grenada County, or their officers, employees, agents and representatives, in connection with the detention, care, security, housing and training of Inmates of the Facilities, including but not limited to claims based on violations or alleged violations of civil rights arising from services performed by Contractor or its employees, agents, subcontractors or assigns pursuant to this Agreement.

	     9.02 During the Term of this Agreement or any extended Term hereof, the Contractor shall, at its sole cost and expense, obtain, keep and maintain in full force and effect, an insurance policy or policies providing worker's compensation insurance (or its approved and authorized equivalent) in amounts not less than the amounts required by State law.

 	    9.03 Prior to the Commencement Date, the Contractor shall assure the insurance required pursuant to this Section 9.03 is in full effect. The Contractor may secure such insurance, or additional insurance, through companies licensed to do business in the State of Mississippi, and thereafter secure and maintain insurance coverages in effect, as follows:

            (c) a policy or polices of insurance insuring the Facilities buildings and premises against all casualty and hazard risks and other risks of direct physical loss at replacement cost;

            (d) a policy insuring against claims and liability for personal injuries, death or property damages, that arise or are in any manner occasioned by premise defects or the acts of negligence of the Contractor or others in the custody, operation or use of the Facilities;

            (e) all Contractor's vehicles (including those owned, leased or hired), regardless of purpose, shall be covered by automobile liability insurance in such amounts as are agreed from time to time by the Contractor and Board.

      9.04 Save and except as specifically provided in Article Nine, each and every policy of insurance required by Article Nine shall name the Board and the City as additional insureds and, as to property and casualty insurance, as loss payees, and shall provide that such policy may not be canceled or modified except upon at least thirty (30) calendar days notice in writing to both the Contractor and the Board.

 	    9.05 Contractor shall provide to the Board insurance certificates as proof of the insurance policies obtained in accordance with this Article.

 	    9.06 The Contractor is not responsible to provide worker's compensation insurance for Board employees on the premises of the Facilities, nor is the Contractor responsible for providing liability insurance coverage for the acts or conduct of Board employees on the premises of the Facilities. This does not release Contractor from its responsibility to assure that the Board, City and their officers/employees are named as additional insureds on the policies of insurance required to be procured and maintained by the Contractor hereunder.

 	    9.07 The contractor shall post a One Million ($1,000,000.) performance bond to assure the contractor's faithful performance of the specifications and conditions of the contract. The bond is required throughout the term of the contract. The terms and conditions must be approved by the Board of Supervisors and approval is a condition precedent to contract taking effect.

                        ARTICLE TEN
                   ADDITIONAL PROVISIONS

      10.01 Notwithstanding Contractor's obligation to perform, or cause to be performed, all duties and services set forth in this Agreement in consideration of the compensation to be paid hereunder to Contractor, the Board and Contractor recognize and agree that operation changes, and additional services desired by entities contracting for the placement of Inmates may, at some future time, require that Contractor provide services not included in the terms of this Agreement. In such event, the Board and the Contractor shall negotiate and execute written terms, conditions and amendments hereto or supplemental agreements prior to any such services being provided or compensation earned.

      10.02 To the extent, if any, specifically authorized by the Board and another jurisdiction placing Inmates in the Facilities, the Contractor may make a separate and independent agreement with any such jurisdiction, agency or organization for special or added education or training of any such resident so long as such jurisdiction, agency or organization has the legal right, capacity and authority to enter into a contract with Contractor for the provision of such additional services to such Inmates.
The reimbursement of costs for these additional services shall be payable directly to Contractor by the appropriate contracting jurisdiction. The Contractor shall provide the Board with copies of all such contracts or agreements, which shall be separate and independent of, and impose no responsibility on the Board.

  	   10.03 The Contractor may not assign, transfer or contract with a third party for the provision of any portion of its duties or responsibilities hereunder except with the express written approval of the Board on terms and conditions accepted and approved by the Board. However, the Contractor may contract with third parties to provide to it goods or services to allow the Contractor to perform under this Agreement without prior Board consent.

      10.04 In the event of the occurrence of any damage to or loss of the Facilities that materially affects the continued operation of the Facilities, the Contractor shall immediately notify the Board of such loss or damage.

           (c) If the damage or loss to the Facilities is equal to fifty percent (50%) or less of the total value of the Facilities and insurance proceeds or other funds are available, the Contractor shall immediately proceed to obtain the repair and reconstruction of the Facilities in consultation with the Board only as to the plans and quality of repair. The Board has no obligation to appropriate any funds for this purpose, except insurance proceeds received therefore.

           (d) In the event the damage or loss to the Facilities exceeds fifty percent (50%) of the value of the Facilities and the repairs, rebuilding and reconstruction can be completed within one hundred eighty (180) calendar days after the date of such damage, the Contractor shall commence such rebuilding and reconstruction of the Facilities within sixty (60) days from the date of the damage. In such event, the Contractor shall fund the repairs and reconstruction from insurance proceeds or monies appropriated to or approved by the Board [if any, and none being required] and reconstruct the Facilities upon plans and specifications approved by the Board or, absent such approval, based upon the original plans and specifications for the Facilities.

          (e) In the event the damage or loss to the Facilities exceeds fifty percent (50%) of the value of the Facilities and the rebuilding and reconstruction cannot be completed within one hundred eighty (180) calendar days after the date of such damage, the Board shall promptly decide whether or not to rebuild and reconstruct the Facilities. In such event:

          (j) if the Board decides to rebuild the Facilities, the rebuilding and reconstruction shall be funded from insurance proceeds or monies appropriated or approved by the Board [if any, and none being required] and the Contractor shall commence such rebuilding and reconstruction within sixty (60) days from the date of the damage and based upon plans and specifications approved by the Board or absent such approval, based on the original plans and specifications for the Facilities;

             (ii) if the Board decides not to rebuild this Facilities, then, in that event, this Agreement shall terminate immediately upon such determination; or

             (iii) if the Board determines that rebuilding, repairing, or restoring the Facilities is practicable and desirable, and proceeds to cause such rebuilding, repairing, or restoring, the Contractor and the Board may nevertheless jointly determine to terminate this Agreement and to execute a new agreement for the supervision of the reconstruction and the subsequent operation and management of the new Facilities.

	     10.05 In the event title to or the temporary use of the Facilities, or any part thereof, shall be taken in condemnation or by the exercise of the power of eminent domain by any governmental entity or by any person acting under governmental authority, promptly after such condemnation or exercise of the power of eminent domain, the Board and Contractor shall jointly determine whether to restore or replace the Facilities. If the decision is to restore or replace the Facilities, the Contractor shall forthwith proceed with such restoration or replacement, which restoration or replacement shall thereupon become part of the Facilities. In such case, any proceeds received from any award or awards in respect of the Facilities or any part thereof made in such condemnation or eminent domain proceedings, after payment of all expenses incurred in the collection thereof, shall be for payment of, or reimbursement for, the costs of such restoration or replacement. If the Contractor and the Board determine not to restore or replace the Facilities, then this Agreement shall terminate upon the date of the occupancy of the Facilities by the condemnor.

	     10.06 In the event any State, County, or City taxes are assessed on the facility, building or property owned by the Contractor, the Contractor shall receive an increase in the per diem to pay for these additional expenses.

                           ARTICLE ELEVEN
                     DEFAULT AND TERMINATION

    	 11.01 Each of the following shall constitute an Event of Default by the Contractor:

         (a) a material failure to keep, observe, perform, meet, or comply with any covenant, agreement, term, or provision of this Agreement which is the duty of the Contractor hereunder, which failure continues for a period of thirty (30) days after the Contractor has been provided written notice thereof,

         (b) a material failure to meet or comply with any Court order; the standards, rules and regulations of the Commission or any federal or State requirement or law;
which failure continues for a period of thirty (30) days after written notice thereof to the Contractor, except with regard to material breaches that create a safety or security hazard, which shall be an immediate event of default, only seventy-two (72) hours notice and opportunity to cure shall be required, subject to immediate action if the delay of 72 hours creates a further danger to the safety, health or welfare of the Inmates

         (c) the Contractor shall (i) admit in writing its inability to pay its debts; (ii) make a general assignment for the benefit of creditors; (iii) suffer a decree or order appointing a receiver or trustee for it or substantially all of its property to be entered and, if entered without its consent, not to be stayed or discharged within sixty (60) days; (iv) suffer proceedings under any law relating to bankruptcy, insolvency, or the reorganization or relief of debtors to be instituted by or against it and, if contested by it, not to be dismissed or stayed within sixty (60) days; or (v) suffer any judgment, writ of attachment or execution, or any similar process to be issued or levied against a substantial part of its property which is not released, stayed, bonded, or vacated within sixty (60) days after issue or levy, and any of these events has caused or threatens to adversely affect or interrupt the continued operation of the Facilities in full compliance with all conditions of this Agreement and the Lease;

          (d) the discovery by the Board that any material statement, representation, or warranty herein or provided in materials or made in support of the award of this Agreement to the Contractor is false, misleading, or erroneous in a material respect; or

          (e) chronic failure of the Contractor to timely pay trade creditors, utility suppliers, payroll and other operational expenses which is not corrected or remedied within thirty (30) days notice from the Board.

      11.02 Upon the occurrence of an Event of Default of the type specified in 11.01 (a) or 11.01(b) and if the Contractor reasonably believes: (i) that such Event of Default cannot be cured within the thirty (30) days allowed to cure such Event of Default, and (ii) that such Event of Default can be cured, through a diligent, on-going and conscientious effort on the part of the Contractor, the Contractor may, within the thirty day cure period, submit a plan for curing the Event of Default to the Board (which plan shall show in detail the means the Contractor proposes to cure the Event of Default). Upon receipt of any such plan for curing an Event of Default, the Board shall promptly review such plan and, at its discretion, allow or disallow the Contractor to pursue such plan. If the Board allows the Contractor to pursue the plan, the Board agrees that it will not exercise its remedies hereunder with respect to such Event of Default for so long as the Contractor diligently, conscientiously and timely undertakes to cure the Event of Default in accordance with the approved plan. If the Board does not allow an extension of the cure period, the thirty day time period shall be tolled during the period of time the plan is pending before the Board.

      11.03 Upon the occurrence of an Event of Default by the Contractor, the Board shall have the right to pursue any remedy it may have at law or equity, including but not limited to: (a) reducing its claim to a judgment; (b) taking action to cure the Event of Default, in which case the Board may offset against any payments owed to the Contractor all reasonable costs incurred by the Board in connection with its efforts to cure such Event of Default; (c) recovery of its reasonable attorneys fees and costs from Contractor; and (d) termination of this Agreement and removal of the Contractor as the operator of the Facilities and the offsetting against any payments owed to the Contractor by the Board of any reasonable amounts expended by the Board to cure the Event of Default. In the event of the Contractor's removal as operator due to an Event of Default, the Board shall have no further obligation to the Contractor after such removal and the Contractor agrees to comply with Section 11.04 and 11.05 hereof and to cooperate with the Board during the transition of the Facilities.

	    11.04 Notwithstanding anything to the contrary herein, in the event any bankruptcy, reorganization, debt arrangement, moratorium, proceeding under any bankruptcy or insolvency law, or dissolution or liquidation proceeding, is instituted by or against Contractor and, if instituted against Contractor, is consented to or acquiesced in by Contractor or is not dismissed within sixty (60) calendar days, this Agreement shall be immediately terminated and canceled, and the Board shall promptly assume responsibility for the operation, management and supervision of the Facilities. In the event this Agreement is canceled pursuant to the terms of this section, then in that event, Contractor agrees that Board may take control and ownership of all the property materials, supplies and records within the Facilities. Further, the Board may, in its discretion, employ or contract for personal services with any, or all employees, agents or employees of Contractor at the Facilities. In such event, Contractor shall have no claim, and hereby expressly waives all claims, for compensation and payment for such property, materials, supplies and records, and/or regarding such employees.

                           ARTICLE TWELVE
                        NON-DISCRIMINATION

	    12.01 The Contractor shall not discriminate against any employee, Inmate or subcontractor with regard to race, color, handicap, religion, sex, national origin or age.

      12.02 The prohibition of discrimination includes employees, subcontractors and prospective clients or Inmates who have or are perceived to have a handicap because of AIDS or HIV infection, antibodies to HIV or infection with any causative agent of AIDS.

      12.03 The Contractor agrees to post in conspicuous places, available to employees and applicants for employment, notices setting forth the provisions of this non-discrimination clause and shall, in all solicitations or advertisements for employment and purchase and service contracts placed by or on behalf of the Contractor or Board, warrant that such Contractor is an equal opportunity employer; provided that notices, advertisements and solicitations placed in accordance with federal law, rule or regulation shall be deemed sufficient for the purpose of meeting the requirements of this section.

	     12.04 All services and facilities provided hereunder shall comply with the Americans with Disabilities Act and all other applicable laws.

      12.05 The Contractor shall adopt and post a policy prohibiting sexual harassment.

                       ARTICLE THIRTEEN
                   APPLICABLE LAW AND VENUE

	     13.01 This Agreement shall be construed under and in accordance with the laws of the State of Mississippi, and all obligations created hereunder are performable in Grenada, Mississippi. Venue of any legal proceeding involving a dispute under this Agreement or arising out of this Agreement shall lie and be in Grenada County, Mississippi.

                      ARTICLE FOURTEEN
                     LEGAL CONSTRUCTION

      14.01 In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable, and such is not a material provision, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If the invalid, illegal or unenforceable provision is material to the clear intent of the parties hereto, the Board and Contractor shall, within thirty (30) calendar days of such determination, negotiate and execute a contract amendment sufficient to correct such invalidity or, failing such amendment, terminate this Agreement.

                      ARTICLE FIFTEEN
                         AMENDMENTS

 	    15.01 This Agreement may be amended only in writing, with such written instrument being approved and executed by both the Contractor and the Board.

                      ARTICLE SIXTEEN
                          NOTICES

	     16.01 Notices required to be given hereunder by one party to the other shall be in writing and shall be valid if actually received by the party to whom such notice is given or if deposited in the United States mail, postage prepaid and addressed to the party below specified.

      16.02  Notices to the Board shall be sent to:
_____________________________ Grenada, Mississippi  79356.

    	 16.03  Notices to the Contractor shall be sent to:
Correctional Services Corporation, 1819 Main Street, Suite 1000,
Sarasota, Florida 34236.

                          ARTICLE SEVENTEEN
                           ENTIRE AGREEMENT

	     17.01 This Agreement constitutes the sole and only Operation and Management Agreement of the Parties hereto and supersedes any prior understandings or written or oral agreements between the parties respecting the within subject matter.

     	EXECUTED this 12th day of September, 1997, and effective as of the first day written above.


GRENADA COUNTY DETENTION	            CORRECTIONAL SERVICES
BOARD		                              CORPORATION
By:    \s\  Fred Carver              By:     \s\  James S. Slattery
Title:      President                Title:       President
Date:       9/12/97                  Date:        9/10/97